Exhibit 99

                         Contact:    Media Relations         Investor Relations
                                     Ray O'Rourke            William Pike
                                     212-761-4262            212-761-0008


Morgan Stanley [LOGO]                                     For Immediate Release



David Heleniak to join Morgan Stanley as Vice Chairman


NEW YORK, May 4, 2005 - Morgan Stanley (NYSE: MWD) announced today Shearman & Sterling senior partner [CEO] David Heleniak will join the firm as a vice chairman, managing director and member of the firm's management committee, reporting to Chairman and Chief Executive Officer Philip J. Purcell. Prior to becoming senior partner at Shearman & Sterling, Mr. Heleniak, headed the firm's highly-regarded Mergers and Acquisitions Group. At Morgan Stanley, he will have a broad mandate encompassing work at the senior-most levels with clients, regulators and other key constituencies around the world, as well as with the firm's senior management team on issues of policy and direction, external and government affairs, and legal and regulatory matters.

"We are very proud and happy that David is joining Morgan Stanley," said Mr. Purcell, "We have known and worked with him on some of the largest, most complex and industry-defining transactions of our time, and we have long admired his intellect, his commitment to excellence and his dedication to his clients. For these reasons, and for many others, we know he will fit in very well at Morgan Stanley."

"It seems a natural evolution of our strong, long standing relationship with Shearman & Sterling that one of their leaders should become one of ours," Mr. Purcell said. "We have looked to Shearman & Sterling for strategic advice on important matters for many years, including on our going public transaction. The firm is a global force in capital markets, M&A, litigation and other areas and many of its lawyers are leaders in their practices."

"After 31 years, it is very difficult for me to leave Shearman & Sterling," said Mr. Heleniak, "but Morgan Stanley is a remarkable institution which I have held in regard for the more than 20 years I have worked with them as a client. I am honored to join the firm."


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Mr. Heleniak joined Shearman & Sterling in 1974. From 1977 to 1979, he served the United States Government in the Department of the Treasury, first as Executive Assistant to the Deputy Secretary and subsequently as Assistant General Counsel (Domestic Finance). From 1981 to 1984, he headed the firm's Hong Kong office where he represented, among others, China National Coal Development Corporation in the first major joint venture completed by a Chinese entity with a US partner.

Mr. Heleniak represented Citicorp in its merger with Travelers Group, Sandoz in its merger with Ciba-Geigy to form Novartis, Alex.Brown in its merger with Bankers Trust, Viacom in its acquisitions of Paramount and Blockbuster, Enova in its merger of equals transaction with Pacific Enterprises (forming Sempra Energy), the Special Committee of the Board of Molson on its merger with Coors, Thomson in its joint acquisition of Harcourt General and its acquisitions of Primark and West Publishing, Minorco on its merger with Anglo American, Adobe Systems in its acquisition of Aldus, NBC in the forming of its joint venture with Microsoft forming MSNBC and General Electric in its sale of its position in GEIS to Ameritech.

In addition to his practice at Shearman & Sterling, Mr. Heleniak served from 1987 to 1993 as President of The MacDowell Colony, Inc., a not-for-profit artist colony located in Peterborough, New Hampshire. He is also a member of the Boards of Directors of the New York City Partnership, The Council for the United States and Italy, The Legal Aid Society, The Japan Society and the New York City Ballet, a member of the Council on Foreign Relations and a corporate partner of In Motion, a pro bono organization providing legal assistance to indigent women.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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